

                                                                   Exhibit 12B
                                                                   Page 1 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED


                                                                 Nine Months Ended
                                                            September 30,     September 30,
                                                                1999               1998
                                                            -----------        ------------



OPERATING REVENUES                                            $1,578,159         $1,598,853
                                                               ---------          ---------

OPERATING EXPENSES                                             1,258,901          1,218,704
  Interest portion of rentals (A)                                 10,899              7,573
                                                               ---------        -----------
        Net expense                                            1,248,002          1,211,131
                                                               ---------          ---------

OTHER INCOME:
   Allowance for funds used
    during construction                                            1,442              1,988
   Other income, net                                               9,175              7,232
                                                               ---------          ---------
        Total other income                                        10,617              9,220
                                                               ---------          ---------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                                      $  340,774         $  396,942
                                                               =========          =========

FIXED CHARGES:
   Interest on funded indebtedness                            $   65,404         $   65,455
   Other interest (B)                                             15,651             16,670
   Interest portion of rentals (A)                                10,899              7,573
                                                               ---------          ---------
        Total fixed charges                                   $   91,954         $   89,698
                                                               =========          =========

RATIO OF EARNINGS TO FIXED CHARGES                                  3.71               4.43
                                                                    ====               ====

Preferred stock dividend requirement                          $    7,140         $    7,633
Ratio of income before provision for
  income taxes to net income (C)                                   165.1%             66.3%
                                                               ---------          --------
Preferred stock dividend requirement
  on a pretax basis                                               11,788             12,694
Fixed charges, as above                                           91,954             89,698
                                                               ---------          ---------
        Total fixed charges and
          preferred stock dividends                           $  103,742         $  102,392
                                                               =========          =========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                                     3.28               3.88
                                                                    ====               ====


                                                                   Exhibit 12B
                                                                   Page 2 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED






NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $8,025 for the nine month periods ended September 30, 1999 and 1998, respectively.

(C) Represents income before provision for income taxes of $248,820 and $307,244 for the nine month periods ended September 30, 1999 and 1998, respectively, divided by net income of $150,745 and $184,708, respectively for the same periods.